UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
CARDIOVASCULAR SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	84-1568247

(State or Other Juris- diction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Office and Zip Code)
Cardiovascular Systems, Inc. Amended and Restated 2007 Equity Incentive Plan
and
Stock Options Granted Under the 2003 Stock Option Plan
of Cardiovascular Systems, Inc., a Minnesota Corporation
(Full Title of the Plan)
Laurence L. Betterley
Chief Financial Officer
Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, Minnesota 55112-3495
(651) 259-1600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Robert K. Ranum, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Fax: (612) 492-7077
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Awards to purchase Common Stock under the Amended and Restated 2007 Equity Incentive Plan	Indefinite	$0.00	$0.00	$0.00
Common Stock awards and issuable upon exercise of awards granted under the Amended and Restated 2007 Equity Incentive Plan	2,509,969	$6.86	$17,218,387.34	$960.79
Common Stock issuable upon exercise of options assumed by Registrant (3)	2,102,828	$6.86	$14,425,400.08	$804.94
TOTAL:				$1,765.73

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereunder an indeterminate number of shares of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional securities which may become issuable pursuant to antidilution provisions of the plan.

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock on April 23, 2009.

(3)	In connection with the closing of the merger on February 25, 2009 contemplated by that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among the Registrant (formerly known as Replidyne, Inc.), Responder Merger Sub, Inc. and Cardiovascular Systems, Inc., a Minnesota corporation (“CSI-Minnesota”), dated as of November 3, 2008, the Registrant assumed all outstanding stock options under CSI-Minnesota’s 2003 Stock Option Plan, which became exercisable for shares of the Registrant’s Common Stock, as adjusted in accordance with the conversion ratio under the Merger Agreement. This registration statement registers the shares of the Registrant’s Common Stock underlying outstanding stock options held by the Issuer’s current employees that were issued prior to the merger pursuant to CSI-Minnesota’s 2003 Stock Option Plan.

PART I
          As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
          The following documents, previously filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference herein:
1.	Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission by the Registrant (formerly known as Replidyne, Inc.) on February 24, 2009;

2.	Current Reports on Form 8-K filed with the Commission by the Registrant on March 3, 2009, March 18, 2009, and April 17, 2009; and

3.	The description of the Registrant’s common stock set forth in the registration statement on Form 8-A filed with the Commission on June 26, 2006, including any amendments or reports filed for the purpose of updating such information.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
          Under provisions of the Registrant’s Bylaws, each person who is or was a director or officer of the Company shall be indemnified by the Company to the full extent not prohibited by the General Corporation Law of Delaware against any liability, cost or expense asserted against such director or officer and incurred by such director or officer in any such person’s capacity as director or officer, or arising out of any such person’s status as a director or officer. Additionally, the Registrant has entered into indemnity agreements with each of its directors and officers pursuant to which the Registrant has agreed to indemnify those individuals for liabilities incurred by them as a result of their service as an officer or director to the fullest extent permitted by the Delaware General Corporation Law as such law may from time to time be amended. The Registrant has also purchased liability insurance policies covering its directors and officers to provide protection where the Registrant cannot indemnify a director or officer.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP

23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

99.1	Amended and Restated 2007 Equity Incentive Plan

99.2*	Form of Incentive Stock Option Agreement under the 2003 Stock Option Plan of Cardiovascular Systems, Inc., a Minnesota corporation

99.3*	Form of Nonqualified Stock Option Agreement under the 2003 Stock Option Plan of Cardiovascular Systems, Inc., a Minnesota corporation

99.4*	2003 Stock Option Plan of Cardiovascular Systems, Inc., a Minnesota corporation

*	Incorporated herein by reference to the Registration Statement on Form S-1 filed by CSI Minnesota, Inc. (formerly known as “Cardiovascular Systems, Inc.”) (File No. 333-148798) on January 22, 2008.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on April 24, 2009.

CARDIOVASCULAR SYSTEMS, INC.
By	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
          Each of the undersigned constitutes and appoints David L. Martin and Laurence L. Betterley his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement of Cardiovascular Systems, Inc. relating to the Company’s Amended and Restated 2007 Equity Incentive Plan and any or all amendments or post-effective amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date listed below.

Signature	Title	Date

/s/ David L. Martin David L. Martin	President, Chief Executive Officer and Director (principal executive officer)	April 24, 2009

/s/ Laurence L. Betterley Laurence L. Betterley	Chief Financial Officer (principal financial and accounting officer)	April 24, 2009

/s/ Edward Brown Edward Brown	Director	April 24, 2009

/s/ Brent G. Blackey Brent G. Blackey	Director	April 24, 2009

/s/ John H. Friedman John H. Friedman	Director	April 24, 2009

/s/ Geoffrey O. Hartzler Geoffrey O. Hartzler	Director	April 24, 2009

/s/ Roger J. Howe Roger J. Howe	Director	April 24, 2009

/s/ Augustine Lawlor Augustine Lawlor	Director	April 24, 2009

Signature	Title	Date

/s/ Glen D. Nelson Glen D. Nelson	Director	April 24, 2009

/s/ Gary M. Petrucci Gary M. Petrucci	Director	April 24, 2009

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP

23.3	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

99.1	Amended and Restated 2007 Equity Incentive Plan

99.2*	Form of Incentive Stock Option Agreement under the 2003 Stock Option Plan of Cardiovascular Systems, Inc., a Minnesota corporation

99.3*	Form of Nonqualified Stock Option Agreement under the 2003 Stock Option Plan of Cardiovascular Systems, Inc., a Minnesota corporation

99.4*	2003 Stock Option Plan of Cardiovascular Systems, Inc., a Minnesota corporation

*	Incorporated herein by reference to the Registration Statement on Form S-1 filed by CSI Minnesota, Inc. (formerly known as “Cardiovascular Systems, Inc.”) (File No. 333-148798) on January 22, 2008.